EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Exxon Mobil Corporation of our report dated February 23, 2022 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Exxon Mobil Corporation's Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 10, 2021 relating to the financial statements, which appears in the Annual Report of ExxonMobil Savings Plan on Form 11-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
May 4, 2022